UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

AIM SECTOR FUNDS (INVESCO SECTOR FUNDS)

(Name of Registrant as Specified In Its Charter)

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Invesco Comstock Select Fund

Invesco Energy Fund

(Level 1)

Hello, we are calling regarding an important business matter regarding an Invesco Fund in which you have an investment. Since we were unable to speak with you, please give us a call back at 866-905-2396. We are available from 9AM to 11PM weekdays, and Saturdays from 12PM to 6PM Eastern Time. Thank you.

(Level 2)

Sorry we keep missing each other. We are calling again regarding an important business decision that needs to be made regarding an Invesco Fund in which you have an investment. Please give us a call back at 866-905-2396. We are available from 9AM to 11PM weekdays, and Saturdays from 12PM to 6PM Eastern Time. Thank you.

(Level 3)

Your Board needs to hear from you. We are calling again regarding an Invesco Fund in which you have an investment. We need your decision on an important matter. Please return our call at 866-905-2396. We are available from 9AM to 11PM weekdays, and Saturdays from 12PM to 6PM Eastern Time. Thank you.

(Level 4)

We have been unable to reach you regarding an important decision that needs to be made for an Invesco Fund in which you have an investment. We would appreciate speaking with you as soon as possible. Please return our call today/tonight at 866-905-2396. We are available from 9AM to 11PM weekdays, and Saturdays from 12PM to 6PM Eastern Time. Again, our number is 866-905-2396. We look forward to speaking with you on this important matter.